CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Alta Capital Management, LLC (“Alta Capital”), we hereby consent to reference to the firm-wide Global Investment Performance Services (GIPS) verification of Alta Capital for the period January 1, 2017 through December 31, 2017, issued by ACA Performance Services, LLC doing business as ACA Compliance Group, and to related references to our firm, included in or made a part of Alta Capital’s Prospectus dated December 19, 2018 for the Alta Quality Growth Fund.

December 5, 2018

ACA Performance Services, LLC

By:
Matthew G. Steinhilber
General Counsel